UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 28, 2008
Date of Report (Date of Earliest Event Reported)

Neurologix, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-13347	06-1582875
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

One Bridge Plaza, Fort Lee, New Jersey 07024
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (201) 592-6451

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On August 28, 2008, Neurologix, Inc., a Delaware corporation (the “Company”) entered into a License Agreement (the “Agreement”) with Aegera Therapeutics, Inc., a company organized under the laws of Canada (“Aegera”), whereby Aegera granted the Company an exclusive license for the worldwide rights, excluding China, for the use of the XIAP gene (x-linked inhibitor of apoptosis protein) for therapeutic or prophylactic purposes in the treatment of Huntington’s Disease.

Under the terms of the Agreement, the Company is permitted to grant sublicenses and is required to pay certain fees to Aegera during the term of the Agreement.  The Agreement requires the Company to use its commercially reasonable efforts to develop and commercialize its product for the treatment of Huntington’s Disease and the Company is required to provide certain information to Aegera during the term of the Agreement.

The Agreement will expire upon the later of (a) the expiration of the last to expire Valid Clam (as defined in the Agreement), (b) 10 years after the First Commercial Sale of a Licensed Product (as defined in the Agreement) and (c) the full prosecution of any properly filed claim under a properly filed patent application.  The Agreement may be terminated by Aegera upon a breach by the Company or the Company’s insolvency or bankruptcy, or by the Company upon 90 days’ prior written notice.  Upon termination of the Agreement, all licenses granted to the Company by Aegera under the Agreement will revert back to Aegera.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, filed herewith as Exhibit 10.1.

On September 3, 2008, the Company issued a press release announcing the Agreement.  The entire text of the press release is filed herewith as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(d)           Exhibits

10.1           License Agreement between Neurologix, Inc. and Aegera Therapeutics, Inc., dated as of August 28, 2008.  (Portions of Sections 4.1, 4.2, 5.1, 5.2, 19.6 and 19.10 of the Exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the Commission on the date of filing of  this Form 8-K.)

99.1           Press Release issued by Neurologix, Inc., dated September 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

NEUROLOGIX, INC.

Date: September 4, 2008	By:	/s/ Marc L. Panoff
	Name:	Marc L. Panoff
	Title:	Chief Financial Officer, Secretary and Treasurer